Exhibit 99

NEWS RELEASE

Contact:	Richard N. Grubb,
Executive Vice President and
Chief Financial Officer
610/644-1300

FOR IMMEDIATE RELEASE

Vishay Announces Effectiveness of Registration Statement
for Siliconix Tender Offer

MALVERN, PENNSYLVANIA, - May 11, 2005 – Vishay Intertechnology, Inc. (NYSE: VSH) today announced that the Securities and Exchange Commission has declared effective Vishay’s registration statement relating to the tender offer for the outstanding shares of common stock of Siliconix incorporated.

          Vishay is offering to exchange 3.075 shares of Vishay common stock for each Siliconix share tendered in the offer. Cash will be paid in lieu of fractional shares of Vishay.  The offer expires at 5:00 p.m., New York City time, on Thursday, May 12, 2005, unless extended.

          The offer is conditioned on there being validly tendered and not withdrawn a majority of the outstanding shares of Siliconix not owned by Vishay. There are 29,879,040 shares of Siliconix stock outstanding, of which 5,849,040 are publicly held. There are other conditions to the offer, including the effectiveness of the registration statement, which have or Vishay anticipates will be satisfied.

          Following the successful consummation of the offer, Vishay intends to promptly effect a merger of Siliconix with a subsidiary of Vishay. In this merger, all remaining holders of Siliconix stock would receive the same consideration for their shares as the holders who tendered their shares received in the offer.

          Vishay has previously filed with the Securities and Exchange Commission an amended prospectus and exchange offer statement and related exchange offer materials. Siliconix stockholders should read the amended prospectus and exchange offer statement and related exchange offer materials because they contain important information. Investors can obtain the amended prospectus and exchange offer statement and other filed documents without charge from the web site of the SEC at www.sec.gov or from MacKenzie Partners, Inc., the information agent for the offer, 105 Madison Avenue, New York, New York 10016, (212) 929-5500 or (800) 322-2885.

          Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics) and selected ICs, and passive electronic components (resistors, capacitors, inductors, and transducers). Vishay’s components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 25,000 people. Vishay can be found on the Internet at http://www.vishay.com.

          Siliconix is a leading manufacturer of power MOSFETs, power ICs, analog switches, and multiplexers for computers, cell phones, fixed communications networks, automobiles, and other consumer and industrial electronic systems. With 2004 worldwide sales of $466.1 million, the Company’s facilities include a company-owned Class 1 wafer fab dedicated to the manufacture of power products in Santa Clara, California, and a Class 1 wafer fab located in Itzehoe, Germany utilized under a lease arrangement. The Company’s products are also fabricated by subcontractors in Japan, Germany, China, Taiwan, and the United States. Assembly and test facilities include a company-owned facility in Taiwan, a joint venture in Shanghai, China, and subcontractors in the Philippines, China, Taiwan and Israel.

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